Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-4) of Consolidated Communications Holdings, Inc. of our reports dated March 6, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enventis Corporation (formerly, Hickory Tech Corporation)(the “Company”), which appear in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington

August 8, 2014